Exhibit 4.1

ANNUAL INFORMATION FORM FOR THE FISCAL YEAR ENDED DECEMBER 31, 2019

February 10, 2020

TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS	3

ORGANIZATIONAL STRUCTURE	4

GENERAL DEVELOPMENT OF THE BUSINESS	6

STRATEGIC ACQUISITIONS & DISPOSITIONS	8

DESCRIPTION OF THE BUSINESS	8

TRENDS	9
EQUIPMENT	9
LICENSES	9
MARKETS AND DISTRIBUTION	9
SEASONALITY OF OPERATIONS	10
REVENUES (IN PERCENTAGES)	10
COMPETITION	10
HUMAN RESOURCES	10
ENVIRONMENTAL MATTERS	11
TRADEMARKS	11

RISK FACTORS	12

DIVIDENDS	12

DESCRIPTION OF CAPITAL STRUCTURE	12

COMMON SHARES	12
PREFERRED SHARES	13

MARKET FOR SECURITIES	13

DIRECTORS AND OFFICERS	13

CONFLICTS OF INTEREST	17

AUDIT COMMITTEE	18

LEGAL PROCEEDINGS AND REGULATORY ACTIONS	19

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	19

TRANSFER AGENT AND REGISTRAR	19

MATERIAL CONTRACTS	20

NAME AND INTERESTS OF EXPERTS	20

ADDITIONAL INFORMATION	20

 Annual Information Form 2019

 TFI International Inc.                                                                                                   2

FORWARD-LOOKING STATEMENTS

TFI International Inc. (the “Corporation”) may make statements in this annual information form that reflect its current expectations regarding future results of operations, performance, and achievements. They are based on information currently available to management. Words such as “may”, “could”, “should”, “would”, “believe”, “expect”, “anticipate”, “intend” and words and expressions of similar import are intended to identify these forward-looking statements. Such forward-looking statements are subject to certain risks, and uncertainties that could cause actual results, performance or achievements to differ materially from historical results, and those presently anticipated or projected.

The Corporation cautions readers not to place undue reliance on any forward-looking statements, which reference only the date as of which they are made. The following important factors could cause the Corporation’s actual financial performance to differ materially from that expressed in any forward-looking statement:

•	Competition
•	Regulation
•	United States and Mexico Operations
•	Operating Environment and Seasonality
•	General Economic, Credit and Business Conditions
•	Interest Rate Fluctuations
•	Currency Fluctuations
•	Price and Availability of Fuel
•	Insurance
•	Employee Relations
•	Drivers
•	Independent Contractors
•	Acquisition and Integration Risks
•	Growth
•	Environmental Matters
•	Environmental Contamination
•	Key Personnel
•	Dependence on Third Parties
•	Loan Default
•	Credit Facilities
•	Customers and Credit Risks
•	Availability of Capital
•	Information Systems
•	Litigation
•	Internal Control Over Financial Reporting
•	Dividends and Share Repurchases

The foregoing list should not be construed as exhaustive, and readers should also refer to the section entitled “Risk Factors” in this annual information form and in the Corporation’s annual MD&A for the fiscal year ended December 31, 2019, under the heading “Risk and Uncertainties”, for additional information on risk factors and other events that are not within the Corporation’s control. The Corporation’s future financial and operating results may fluctuate as a result of these and other risk factors.

Although forward-looking statements are generally based upon what the Corporation believes to be reasonable assumptions, they may prove to be inaccurate and many of them involve factors which are beyond the Corporation’s control. The Corporation cannot assure readers that actual results will be consistent with these forward-looking statements. These forward-looking statements are made as of the date of this annual information form, and the Corporation does not assume any obligation to update or revise them to reflect new events or circumstances, except as required under applicable securities laws.

 Annual Information Form 2019

 TFI International Inc.

ORGANIZATIONAL STRUCTURE

The Corporation was formerly known as TransForce Inc. On December 23, 2016, the Corporation amended its Articles so as to change its corporate name to TFI International Inc.

In this annual information form, the terms “Corporation” and “TFI International” mean TFI International Inc., a corporation incorporated pursuant to the Canada Business Corporations Act, its subsidiaries and, as the case may be, its predecessors.

The Corporation was incorporated on March 28, 2008 for the purpose of acquiring all of the issued and outstanding units of TransForce Income Fund (the “Fund”) and “tracking share units” of TFI Holdings Inc. (now known as TForce Holdings Inc.), an indirect subsidiary of the Fund, pursuant to a plan of arrangement under which the Fund was converted into the Corporation. The Corporation, through its subsidiaries, now operates the transportation business formerly operated under the Fund, and the former unitholders of the Fund continue to own, to the extent they remained shareholders of the Corporation, an economic interest in the business formerly operated by the Fund.

The Fund resulted from the conversion on September 30, 2002 of TransForce Inc. (“TransForce”), a corporation incorporated on April 30, 1985 pursuant to the Companies Act (Québec), into an income trust. Immediately following the conversion, the Fund, through its subsidiaries, continued to operate the transportation business of TransForce, and the former shareholders of TransForce continued to own, to the extent they remained unitholders of the Fund, an economic interest in the business of TransForce.

TransForce was formerly known as 2320-2351 Québec Inc. Its articles were amended on October 9, 1985, October 1, 1986, July 22, 1987, October 19, 1987, March 4, 1988, July 5, 1989 and May 30, 1995, in each case changing its share capital. The articles were also amended on October 1, 1986 to change the corporate name to Groupe Cabano d’Anjou Inc. and on August 7, 1987 to change the corporate name to Cabano Expeditex Inc. On October 19, 1987, Cabano Expeditex Inc. amalgamated with Location Speribel Inc. The articles were subsequently amended on December 4, 1990 to change the corporate name to Groupe Transport Cabano Inc./Cabano Transportation Group Inc., on May 30, 1995 to change the corporate name to Cabano-Kingsway Inc. and on April 23, 1999 to change the corporate name to TransForce Inc.

The Corporation’s head office is at 8801 Trans-Canada Highway, Suite 500, Saint-Laurent, Québec, Canada, H4S 1Z6 and its executive office is at 96 Disco Road, Etobicoke, Ontario, Canada, M9W 0A3.

The diagram on the following page sets out the organizational structure of the Corporation as of January 31, 2020 and the jurisdiction of incorporation of each of the entities therein. Unless otherwise indicated, each of the entities is wholly-owned, directly or indirectly, by the Corporation.

 Annual Information Form 2019

 TFI International Inc.

 Annual Information Form 2019

 TFI International Inc.

GENERAL DEVELOPMENT OF THE BUSINESS

The Corporation, through its wholly-owned subsidiaries, operates a transportation business whose origins can be traced back to 1957. In the mid-1990s, after nearly 40 years of operations, the Corporation updated its corporate strategy for the evolving North American transportation market. To this end, in 1996 a new management team led by Mr. Alain Bédard, the Chairman of the Board, President and Chief Executive Officer of the Corporation, was appointed upon the recommendation of the Corporation’s then-principal shareholder.

The new management team identified three key objectives for the Corporation: (i) increase revenues from profitable business segments and customers; (ii) strengthen the Corporation’s position in the North American transportation market; and (iii) achieve a more balanced revenue mix. To achieve these three objectives, the management team implemented a strategic plan aimed at expanding the Corporation’s operations beyond its traditional Less-Than-Truckload (“LTL”) base as well as increasing the Corporation’s geographic footprint, primarily by entering the trans-border market. The Corporation has carried out its strategic plan, in large part by acquiring profitable and well-managed companies offering services throughout North America in segments of the transportation industry not traditionally served by the Corporation, such as Package and Courier, Truckload (“TL”), Waste Management and Logistics. The Corporation’s independent subsidiaries are recognized for their professional expertise. The Corporation continues to carry out this strategy.

As part of the strategic plan, in March 1998, the Corporation entered the trans-border TL business with the acquisition of Entreprises de Transport J.C.G. Inc., which was complemented by the acquisition of Papineau International Transport Inc. in October 1998. The major acquisition of TST Solutions Inc. and its subsidiaries in March 2000 allowed the Corporation to significantly increase its share of the trans-border LTL market and also provided an entry into the specialized transport. A second major acquisition, that of Canpar Transport Ltd. in July 2002, enabled the Corporation to achieve its goal of becoming a full-service transportation provider, by adding Parcel Delivery to its LTL service offering. In 2004, the Corporation made two other major acquisitions: in January 2004, the Corporation completed the acquisition of substantially all of the assets of Canadian Freightways Limited and its associated companies, which increased route density and extended the Corporation’s LTL and TL operations across Canada, particularly in the western provinces and in the United States. Canadian Freightways also offers specialized services in the areas of logistics and fleet management, customs brokerage and bonded warehousing and international freight forwarding; and in October 2004, the Corporation completed the acquisition of 3846113 Canada Inc. (Highland Transport), which strengthened the Corporation’s presence in the TL transportation sector across Canada.

In February 2005, the Corporation acquired Services Matrec Inc. and its subsidiaries. Services Matrec Inc. specialized in the integrated management of industrial, commercial and residential solid-waste collection and treatment, including waste, recyclable materials, yard waste, construction and demolition materials, and hazardous waste. Services Matrec Inc. was a catalyst for the expansion of the Corporation into a new area, that is, waste management services.

In 2006, the Corporation acquired Kos Corp Oilfield Transportation, Hemphill Trucking Inc. and Streeper Contracting Ltd. These acquisitions provided the Corporation with a solid platform in rig-moving activities. Kos, through its well-established position, served as the foundation for this platform and as a catalyst for future growth within the sector. With the acquisition of Hemphill Trucking Inc. in 2006 and the assets of Speedy Heavy Hauling Inc. in 2010, the Corporation’s presence in the United States in this sector grew. The Corporation’s expansion into rig-moving services was consistent with its diversification strategy.

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In 2007, the Corporation acquired Location Beaudry, Les Consultants en Personnel Logipro 1997 Inc. and MTC Agence de Personnel Inc., introducing a new niche in the Logistics and Other Services sector, namely the leasing of equipment as well as personnel placement services.

In 2009, the acquisition of ATS Andlauer Retail Solutions Division (now known as TForce Integrated Solutions) introduced new services to complement the Corporation’s package and courier sector, by offering customized freight transportation solutions adapted specifically for regional and national retail and supply chain customers.

In 2011, the Corporation acquired Dynamex Inc. (now known as TForce Logistics), adding same-day delivery service to existing customers. Furthermore, the combination of the Corporation’s existing operations and TForce Logistics constituted a powerful offering to potential new clients. More importantly, incorporating TForce Logistics’ services opened doors for the Corporation in the U.S. market.

Also in 2011, the Corporation acquired selected assets of DHL Express (Canada) Ltd (“DHL”), now known as Loomis Express, and concluded a strategic alliance with DHL to offer fully integrated international and domestic shipping services, which enables the Corporation, through DHL, to offer international coverage to its customers.

The acquisition of QuikX Transportation in January 2012, followed by the acquisition of Clarke Transport Inc. and Clarke Road Transport in January 2014 and Vitran Corporation Inc. in March 2014, further enhanced the Corporation’s LTL intermodal (over-the-rail) transportation services in Canada.

In 2013 and early 2014, the Corporation ceased its rig-moving activities in Western Canada and disposed of its personnel placement services.

In 2014, the Corporation acquired Transport America, Inc., an important provider of TL transportation and logistics services. This acquisition provided the Corporation with a new presence in the United States TL market.

At the end of 2014, the Corporation also acquired all the shares of Contrans Group Inc., an important player in Specialized TL in Canada.

During 2015, the Corporation ceased its rig-moving activities in the United States.

In February 2016, after 11 years of operations, the Corporation disposed of its Waste Management segment, acquired in 2005.

In October 2016, through the acquisition of Transportation Resources Inc. and its subsidiaries, the Corporation acquired the North American TL operations of XPO Logistics Inc. (now known as CFI), one of the largest service providers of cross-border trucking into Mexico. This acquisition significantly strengthened the Corporation’s presence in the North American TL landscape with prominent market positions in domestic U.S. and cross-border Mexico freight.

Since 1996, the Corporation has acquired more than 180 companies as part of its strategic plan. Among the criteria applied by the Corporation to the acquisition of companies is that such companies be profitable and led by experienced and competent management teams. Once acquired by the Corporation, many of the newly-acquired companies continue to operate as wholly-owned subsidiaries under their original names and management teams. The Corporation continues to carry out this strategy.

As a result of the implementation of its strategic plan, the Corporation is today a leading player in the North American transportation and logistics industry, with total revenue of more than CAN $5.178 billion for the fiscal year ended December 31, 2019. The Corporation has a solid financial position with customers covering a broad cross-section of

 Annual Information Form 2019

 TFI International Inc.

industries. It has 17,150 employees who work in TFI International’s different business segments across North America. The Corporation offers its clients transportation solutions that are firmly supported by the specialization of its subsidiaries and the competence of its management and employees in their areas of expertise. More than 20 years after the strategic plan was implemented, the Corporation now operates the following reportable segments: (i) Package and Courier; (ii) LTL; (iii) TL; and (iv) Logistics.

As a result of the strategic plan, the Corporation has been able to benefit from and expand its geographic market, as illustrated in the following chart which sets out the geographic breakdown, based on the origin of the service’s location, of the Corporation’s consolidated revenues for the fiscal year ended December 31, 2019:

Strategic Acquisitions & Dispositions

Acquisitions

During the fiscal year ended December 31, 2019, no significant acquisitions were made by the Corporation. The non-significant acquisitions include the following:

Name	Date	Operating Segment
1040135 Ontario Inc. (Toronto Tank Lines)	February 15	Specialized truckload
Schilli Corporation (now known as BTC)	February 22	Specialized truckload
Les Services JAG Inc.	March 19	Specialized truckload
Aulick Leasing & ShirAul	April 1	Specialized truckload
Selected assets of Beavex	April 27	Logistics
Piston Tank Corporation	June 14	Specialized truckload
Selected assets of At Group US Logistics, LLC	August 7	Logistics
Craler Inc.	August 22	Logistics

Subsequent to year end, no significant acquisitions were made by the Corporation.

DESCRIPTION OF THE BUSINESS

The Corporation is a leading player in the transportation and logistics industry. The Corporation believes that, through its operating subsidiaries, it directly services more urban centres than any other carrier in Canada. The Corporation offers its clients transportation solutions that are firmly supported by the specialization of its wholly-owned subsidiaries and the competence of its management and employees in their areas of expertise. The

 Annual Information Form 2019

 TFI International Inc.

Corporation’s scope extends to all of Canada, the United States and Mexico. The Corporation offers efficient, global solutions to its clientele in the following reportable segments: (i) Package and Courier; (ii) LTL; (iii) TL; and (iv) Logistics. Through internal growth and acquisitions, the Corporation has significantly increased its geographic scope.

The Package and Courier segment offers pickup, transport and delivery of items across North America. The LTL segment provides pickup, consolidation, transport and delivery of smaller loads. The TL segment provides full loads carried directly from the customer to the destination using a closed van or specialized equipment to meet customers’ specific needs. The TL segment includes expedited transportation, flatbed, tank container and dedicated services, as well as TL brokerage. The Logistics segment provides a wide range asset-light of logistics services, including brokerage, freight forwarding and transportation management, as well as small parcel delivery.

Trends

Demand for freight transport is closely linked to the state of the overall economy. Consequently, a change in general economic conditions could impact the Corporation’s performance. However, the Corporation’s extensive customer base, broad geographic dispersion and participation in four distinct segments are intended to help mitigate the effects of any economic downturn.

Equipment

The Corporation believes it has the largest trucking fleet in Canada and a significant presence in the U.S. market. As at December 31, 2019, the Corporation had 7,772 tractors, 25,505 trailers and 9,826 independent contractors. This compares to 7,465 tractors, 26,487 trailers and 8,527 independent contractors as at December 31, 2018.

Licenses

In Canada, passenger and merchandise road transport licenses are issued by provincial authorities. With respect to interprovincial transport, provincial authorities are delegated the right to issue licenses according to the Canada Transportation Act. Provincial authorities exercise control over the issuance, modification and transfer of licenses and govern in a general manner various aspects of license-holders’ activities. In the United States, the Department of Transportation exercises similar authority. The operating subsidiaries of the Corporation have all the necessary licenses to operate in Canada, the United States and Mexico, as applicable.

Markets and Distribution

The Corporation has a diverse base of clients operating across a broad cross-section of industries. Due to the breadth of its client base, a downturn in the activities of individual customers or in a particular industry is not expected to have a material adverse effect on the Corporation’s operations. In the last several years, the Corporation concluded strategic alliances with other transport companies in North America, in order to offer its customers a network extending across Canada and the United States.

 Annual Information Form 2019

 TFI International Inc.

Seasonality of Operations

The activities conducted by the Corporation are subject to general demand for freight transportation. Historically, demand has been relatively stable with the first quarter being generally the weakest in terms of demand. Furthermore, during the harsh winter months, fuel consumption and maintenance costs tend to rise.

Revenues

(in percentages)

During the fiscal years ended December 31, 2019 and 2018, the Corporation’s revenues by reportable segment were as follows:

	Fiscal year ended December 31,
	2019	2018
Package and Courier	14%	14%
Less-Than-Truckload	18%	21%
Truckload	48%	46%
Logistics	20%	19%

Competition

The transportation and logistics industry is fragmented and consists of relatively few large companies and many small companies serving target markets. The target markets are defined by geographical location, point-to-point service location, target customer industries and the type of service provided, such as Package and Courier, LTL, TL and Logistics. The smaller operators typically operate in a highly-specialized yet competitive environment in which the customer may have several alternative carriers available. Many of the large carriers are independent subsidiaries of larger transportation companies and offer a wide variety of freight services on a national basis.

Carriers compete primarily on price and on their ability to provide reliable, efficient and safe transportation services. The Corporation’s main competitors are: in the Package and Courier sector, Purolator, UPS and Fedex; in the LTL sector, Day & Ross Inc. and Manitoulin Transport Inc.; in the TL sector, Trimac Transportation, Challenger Motor Freight, SGT (2000), Charger Logistics, Caravan Logistic, Everest Transportation and Bison Transport (in Canada) and Knight-Swift Transportation Holdings Inc., Werner Enterprise, Inc. and Schneider National, Inc. (in the United States); and in the Logistics sector C.H. Robinson Worldwide, Inc., Nationex and Dicom.

In addition, the Corporation and other trucking operations must compete with other modes of transportation such as rail, airfreight and maritime transportation. These modes of transportation play an important role in the areas served by the Corporation.

Human Resources

The Corporation has 17,150 employees who work in TFI International’s different business segments across North America. This compares to 17,127 employees as at December 31, 2018. The Corporation considers that it has a relatively low turnover rate (except in U.S. TL) among its employees and that employee relations are very good for its industry. A number of these employees are subject to collective agreements. The Corporation ensures that a number of programs for driver training and client service are maintained. In conjunction with the continuous investments in new technologies, such as the use of on-board computers, the Corporation has extended its employee training programs to maximize the use of such technological tools. These initiatives are designed to ensure the quality of services provided to the Corporation’s clientele while enabling it to better control its labour costs. The

 Annual Information Form 2019

 TFI International Inc.

Corporation also works to ensure the successful integration and training of the employees of any newly-acquired businesses, as applicable.

Environmental Matters

The operations and properties of the Corporation are subject to environmental laws and requirements in both Canada and the United States relating to, among other things, air emissions and the management of contaminants.

The Corporation has adopted sustainable measures to reduce energy waste in its day-to-day operations, such as investing in new technology to reduce the consumption of fuel by its trucks and converting a portion of its fleet to propane. Also, some of the Corporation’s most recent buildings were built with the LEED certification for their high energy efficiency and their design, which together reduce the consumption of energy and therefore, operating costs.

A risk of environmental liabilities is inherent in transportation operations, the historic activities associated with such operations, as well as the ownership, management and control of real estate.

The cargo carried by the Corporation in its freight-transportation operations can be classified as either non-regulated freight or regulated freight such as hazardous materials and environmentally-regulated waste. Strict parameters must be met before the Corporation and the individual drivers are permitted to transport regulated freight. This involves specific insurance requirements, training programs and registration permits with the various provinces and states in which the Corporation operates.

A number of the Corporation’s terminals provide full maintenance service and fuel facilities. Each terminal has a series of operational systems that have been implemented to control environmental impact relating to its specific operation.

For 2019, the environmental management by the Corporation did not require significant expenditures to ensure compliance of its ongoing operations or for material remediation of any environmental matter. The Corporation does not expect that environmental protection requirements will have a material effect on its capital expenditures, profit or loss or competitive position during the 2020 fiscal year.

Trademarks

The Corporation had a total of 121 applied-for or registered trademarks in Canada, the United States and Mexico as at December 31, 2019, of which 85 are for use in Canada, 28 are for use in the United States and 8 are for use in Mexico. Of the foregoing trademarks, the most important are: (i) “TFI International”, “TransForce” and “a TransForce Company” in Canada and “a TFI International Company” in Canada and the United States; (ii) “Kingsway” in Canada; (iii) “TST” family of trademarks in Canada; (iv) “Quik X” family of trademarks in Canada and the United States; (v) “ICS Courier” in Canada; (vi) “Canpar” family of trademarks, including “Canpar Courier”, in Canada; (vii) “TForce” family of trademarks in Canada and the United States; (viii) “Loomis Express” in Canada; (ix) “TF Dedicated” in the United States; (x) “Vitran” family of trademarks in Canada and the United States, including “Vitran Express”; (xi) “Contrans” in Canada; (xii) “Canadian Freightways” family of trademarks in Canada; (xiii) “Transport Corporation of America”; and (xvi) “CFI” in Canada, the United States and Mexico. In addition, the Corporation uses a number of unregistered trademarks. The Corporation re-evaluates its intellectual property portfolio on a regular basis and, in this regard, may deem it advisable to register additional trademarks in the future.

 Annual Information Form 2019

 TFI International Inc.

RISK FACTORS

The Corporation’s future results may be affected by a number of uncertainties and risk factors, over many of which the Corporation has little or no control. These uncertainties and risk factors, among others, are discussed in the Corporation’s annual MD&A for the fiscal year ended December 31, 2019, specifically under the heading “Risk and Uncertainties”, which section is incorporated by reference herein. These uncertainties and risk factors should be considered in evaluating the Corporation’s business and growth outlook. The Corporation’s annual MD&A for the fiscal year ended December 31, 2019 is available under the Corporation’s profile on SEDAR at www.sedar.com.

DIVIDENDS

The Corporation cannot declare or pay a dividend if it is in default, or if the payment of a dividend would cause the Corporation to be in default, under its current credit facilities.

The Corporation’s dividend policy consists of distributing 15% to 30% of its annualized free cash flow from continuing operations every year as dividends to shareholders on a quarterly basis. The Board of Directors has determined that this level of distribution will allow the Corporation to maintain sufficient financial resources and flexibility to execute its operating and disciplined acquisition strategies, while providing an adequate return on shareholders’ capital. The Board of Directors may also, at its discretion and at any time, change the amount of dividends distributed and/or elect not to distribute a dividend, whether as a result of a one-time decision or a change in the dividend policy.

The dividend is payable quarterly on the 15th day following the end of each quarter to shareholders of record as of the last trading day of such quarter. The following dividends (per common share) were declared for the 2019, 2018 and 2017 fiscal years:

	Fiscal year ended December 31,
	2019	2018	2017
First Quarter	$0.24	$0.21	$0.19
Second Quarter	$0.24	$0.21	$0.19
Third Quarter	$0.24	$0.21	$0.19
Fourth Quarter	$0.26	$0.24	$0.21

DESCRIPTION OF CAPITAL STRUCTURE

The Corporation is authorized to issue an unlimited number of common shares (the “Common Shares”) and preferred shares, issuable in series. At December 31, 2019, there were 81,450,326 Common Shares and no preferred shares issued and outstanding.

Common Shares

The Common Shares entitle the holders thereof to one vote per share. The holders of the Common Shares are entitled to receive any dividend declared by the Corporation on the Common Shares.

Subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Corporation, the holders of the Common Shares are entitled to receive the remaining property of the Corporation upon its dissolution, liquidation or winding-up.

 Annual Information Form 2019

 TFI International Inc.

Preferred Shares

The preferred shares may be issued in one or more series, with such rights and conditions as may be determined by resolution of the directors, which shall determine the designation, rights, privileges, conditions and restrictions to be attached to the preferred shares of such series. There are no voting rights attached to the preferred shares except as prescribed by law. In the event of the liquidation, dissolution or winding-up of the Corporation, or any other distribution of assets of the Corporation among its shareholders, the holders of the preferred shares of each series are entitled to receive, in priority over the Common Shares and any other shares ranking junior to the preferred shares of the Corporation, an amount equal to the redemption price for such shares plus an amount equal to any dividends declared thereon but unpaid and no more. The preferred shares of each series are also entitled to such other preferences over the Common Shares and any other shares ranking junior to the preferred shares as may be determined as to their respective series authorized to be issued. The preferred shares of each series shall be on a parity basis with the preferred shares of every other series with respect to payment of dividends and return of capital. There are no preferred shares currently issued and outstanding.

MARKET FOR SECURITIES

The Common Shares are listed on the Toronto Stock Exchange under the symbol “TFII” and trade in the United States on OTCQX International Premier, a segment of the OTCQX marketplace, under the symbol “TFIFF”. The Common Shares are included in the S&P/TSX Equity, Capped Equity, Equity Completion and Equity SmallCap Indices. The table below sets out the price ranges and total volume of Common Shares traded on the Toronto Stock Exchange on a monthly basis during the fiscal year ended December 31, 2019.

Month	High	Low	Volume

January	$39.62	$33.36	6,767,450

February	43.50	38.50	4,628,670

March	42.66	38.35	6,969,720

April	46.34	39.79	4,651,720

May	44.47	40.69	4,344,240

June	41.96	39.25	4,737,930

July	42.12	38.08	6,291,410

August	41.67	36.77	5,321,290

September	40.95	37.68	4,788,440

October	43.14	37.67	5,136,390

November	44.50	41.27	3,919,900

December	45.25	42.01	3,460,650

DIRECTORS AND OFFICERS

The following table sets out the name, city, province or state and country of residence, position held with the Corporation and principal occupation of each person who is a director of the Corporation as of the date hereof and the year in which the person became a director. Except as otherwise indicated, each person has held his or her principal occupation for the last five years. Each of the directors has been elected to serve until the next annual meeting of shareholders of the Corporation.

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Name, City, Province/State and Country of Residence	Position with the Corporation	Principal Occupation	Principal Occupation within the Preceding Five Years	First Year as Director of the Corporation (or its predecessor)

Leslie Abi-Karam(3) Palm Beach Gardens, Florida, USA	Director	Corporate Director	—	2018

Alain Bédard, FCPA, FCA Montreal, Québec, Canada	Director, Chairman of the Board of Directors, President and Chief Executive Officer	President and Chief Executive Officer of the Corporation	—	1993

André Bérard(2)(3) Montreal, Québec, Canada	Lead Director	Corporate Director	—	2003

Lucien Bouchard, P.C., G.O.Q., Ad.E.(3) Outremont, Québec, Canada	Director	Partner Davies Ward Phillips & Vineberg LLP (law firm)	—	2007

Diane Giard(1) Shefford, Québec, Canada	Director	Corporate Director	Prior to July 2018, Executive Vice-President, National Bank of Canada	2018

Richard Guay(1)(2) Pointe-Claire, Québec, Canada	Director Chairman of the Human Resources and Compensation Committee	Corporate Director	—	2004

Debra Kelly-Ennis(1) Palm Beach Gardens, Florida, USA	Director	Corporate Director	—	2017

Neil D. Manning(3) Edmonton, Alberta, Canada	Director Chairman of the Corporate Governance and Nominating Committee	Corporate Director	—	2013

Arun Nayar(1) Naples, FL, USA	Director Chairman of the Audit Committee	Corporate Director	—	2018

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Name, City, Province/State and Country of Residence	Position with the Corporation	Principal Occupation	Principal Occupation within the Preceding Five Years	First Year as Director of the Corporation (or its predecessor)

Joey Saputo(2) Montreal, Québec, Canada	Director	Corporate Director	Prior to January 2018, President of Montreal Impact and Stade Saputo	1996

(1)	Member of the Audit Committee.
(2)	Member of the Human Resources and Compensation Committee.
(3)	Member of the Corporate Governance and Nominating Committee.

The following table sets out, for each person who is an officer of the Corporation as of the date hereof (with the exception of the Chairman of the Board of Directors, President and Chief Executive Officer included in the table above), his or her name, city, province or state and country of residence and position held with the Corporation. In each case, the principal occupation of the officer is as set out under “Position with the Corporation”. Except as otherwise indicated, each officer has held his or her principal occupation for the last five years.

Name, City, Province/State and Country of Residence	Position with the Corporation	Principal Occupation within the preceding five years

David Saperstein, MBA, BA Palm Beach Gardens, FL, USA	Chief Financial Officer

Prior to January 2019, Vice-President, Mergers and Acquisitions of the Corporation, prior to June 2016, Managing Director of BG Strategic Advisors LLC, and prior thereto, Senior Vice-President of

BG Strategic Advisors LLC

Kal Atwal Brampton, Ontario, Canada	Executive Vice-President	Prior to July 2019, President of TForce Logistics Canada and AC Logistics Canada

Steven Brookshaw Mount Pleasant, Ontario, Canada	Executive Vice-President	Prior to 2018, Vice-President of Flatbed Operations of Contrans Group Inc.

Louis Gagnon Rosemère, Québec, Canada	Executive Vice-President	Prior to 2016, Vice-President, Business Development of the Corporation

Rick Hashie Streetsville, Ontario, Canada	Executive Vice-President	Prior to 2017, President of TForce Integrated Solutions, McArthur Express and Concord Transportation

Brian Kohut Mississauga, Ontario, Canada	Executive Vice-President	—

Robert McGonigal Chestermere, Alberta, Canada	Executive Vice-President	Prior to January 2016, President of Canadian Freightways and other subsidiaries of the Corporation

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Name, City, Province/State and Country of Residence	Position with the Corporation	Principal Occupation within the preceding five years

Ken Tourangeau, CPA, CA Laval, Québec, Canada	Executive Vice-President	Prior to January, 2019, Vice-President, Finance and Control of the Corporation

Daniel Auger, ENG, MBA Laval, Québec, Canada	Vice-President, Information Technology	Prior to 2015, Vice-President, Business Enablement of IWEB Technologies Inc.

Daniel Chevalier, CPA, CMA Laval, Québec, Canada	Vice President, Finance, Operational Reporting	Prior to January 2019, Director, Finance – Operational Support of the Corporation and prior thereto, Vice-President, Finance and Administration of Services Matrec Inc.

Patrick Croteau, CPA, CA Kirkland, Québec, Canada	Vice-President, Finance & Control	Prior to January 2019, Corporate Controller of the Corporation

Johanne Dean Montreal, Québec, Canada	Vice-President, Marketing & Communications	—

Sylvain Desaulniers, CIRC Montreal, Québec, Canada	Vice-President, Human Resources	—

Josiane M. Langlois, LL.M. Beaconsfield, Québec, Canada	Vice-President, Legal Affairs & Corporate Secretary	—

Chantal Martel, LL.B. Saint-Lazare, Québec, Canada	Vice-President, Insurance & Compliance	—

Greg Orr Joplin, Missouri, USA	Executive Vice-President	Prior to 2019, President of CFI, prior to 2018, Senior Vice-President Sales and Operations of CFI and prior thereto, President & General Manager of Action Resources, Inc.

Martin Quesnel, CPA, CA Boucherville, Québec, Canada	Vice-President, Finance	—

As at December 31, 2019, the directors and executive officers of the Corporation, as a group, beneficially owned or otherwise exercised control or direction over, directly or indirectly, an aggregate of 4,883,590 Common Shares, representing approximately 6% of the issued and outstanding Common Shares.

To the knowledge of the Corporation, none of the foregoing directors or executive officers of the Corporation (and with respect to (b) and (c) below, none of the shareholders of the Corporation holding a sufficient number of Common Shares to affect materially the control of the Corporation):

(a)	is, or within the last ten years has been, a director, chief executive officer or chief financial officer of any company that:

 Annual Information Form 2019

 TFI International Inc.

(i)

was subject to a cease trade order, an order similar to a cease trade order, or an order that denied the relevant company access to any exemption under applicable securities legislation, and which in all cases was in effect for a period of more than 30 consecutive days (an “Order”), which Order was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer of such company; or

(ii)

was subject to an Order that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer of such company; or

(b)

is, or within the last ten years has been, a director or executive officer of any company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(c)

has, within the last ten years, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or become subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold his, her or its assets.

To the knowledge of the Corporation, none of the foregoing directors or executive officers of the Corporation and none of the shareholders of the Corporation holding a sufficient number of Common Shares to affect materially the control of the Corporation, has been subject to:

(a)

any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)	any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Conflicts of Interest

To the knowledge of the Corporation, no director or officer of the Corporation or any of its subsidiaries has an existing or potential material conflict of interest with the Corporation or any of its subsidiaries.

 Annual Information Form 2019

 TFI International Inc.

AUDIT COMMITTEE

Audit Committee Charter

The Audit Committee charter is annexed as Schedule A to this annual information form.

Audit Committee Composition

The Audit Committee is composed of four members, namely Arun Nayar, Chairman, Richard Guay, Debra Kelly-Ennis and Diane Giard. In the opinion of the Board of Directors of the Corporation, each member of the Audit Committee is independent and financially literate within the meaning of National Instrument 52-110 Audit Committees.

Relevant Education and Experience

In the opinion of the Board of Directors of the Corporation, each member of the Audit Committee has a good command of generally accepted accounting principles and has the ability to understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Corporation’s financial statements. This section describes at greater length how these members acquired their financial literacy.

Arun Nayar retired in 2015 as Executive Vice President and Chief Financial Officer at Tyco International PLC, a provider of security products. He also held other highly-diverse leadership positions including Chief Financial Officer of Global Operations at PepsiCo Inc. and President of ABB Financial Services Inc., a wholly-owned subsidiary of ABB Ltd.

Richard Guay was Senior Executive Vice-President of the Laurentian Bank of Canada until his retirement in 2003. Before joining the Laurentian Bank, Mr. Guay was President and CEO of La Financière Coopérants and also held different executive positions with the National Bank of Canada.

Debra Kelly-Ennis is the former President and CEO of Diageo Canada. She held executive leadership positions with General Motors Corporation, Gerber Foods Company, RJR/Nabisco, Inc. and The Coca-Cola Company Foods Division.

Diane Giard retired as Executive Vice President of the National Bank of Canada in 2018. Before joining the National Bank of Canada, she held different management positions at Scotia Bank.

Pre-approval Policies and Procedures for Non-Audit Services

The Audit Committee has adopted in its charter, a specific policy and procedure for the engagement of non-audit services.

External Auditor Service Fees (by Category)

The table below sets out all fees paid by the Corporation to its external auditor, KPMG LLP, for the years ended December 31, 2019 and 2018:

 Annual Information Form 2019

 TFI International Inc.

		Year ended December 31,
		2019	2018
Audit Fees	$	1,117,498		$1,260,500
Audit-Related Fees(1)	$	3,000		$3,000

Tax Fees(2)	$	378,000		$808,500

	€	72,356		€38,000
	Mex$	154,003	Mex$	-
All Other Fees	$	799		$8,160
TOTAL	$	1,499,297		$2,080,160
	€	72,356		€38,000
	Mex$	154,003	Mex$	-

(1)	2019 and 2018 Audit-Related Fees are for an audit of a special report for the CNESST.
(2)	Tax fees consist of tax compliance, including assistance with the preparation and review of tax returns, and other tax advisory services related to domestic and international taxation.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

Management of the Corporation is not aware of any material litigation outstanding, threatened or pending as of the date hereof by or against the Corporation other than in the normal course of business.

During the fiscal year ended December 31, 2019, the Corporation was not subject to:

(a)	any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority;

(b)	any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision; or

(c)	any settlement agreements entered into before a court relating to securities legislation or with a securities regulatory authority.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

No directors or executive officers of the Corporation, and no person or corporation that is the beneficial owner of, or who exercises control or direction over, directly or indirectly, more than 10% of the Corporation’s shares or any of their respective associates or affiliates, has or has had a material interest, direct or indirect, in any transaction, whether proposed or concluded, which had, or may have, a material effect on the Corporation or its subsidiaries within the three most recently-completed financial years or during the current financial year.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Common Shares is Computershare Trust Company of Canada. The register of transfers of the Common Shares is located at the offices of Computershare Trust Company of Canada in Montreal and Toronto.

 Annual Information Form 2019

 TFI International Inc.

MATERIAL CONTRACTS

No contract, other than contracts entered into in the ordinary course of business, considered material to the Corporation has been entered into during its last fiscal year.

NAME AND INTERESTS OF EXPERTS

KPMG LLP prepared the Independent Auditors’ Report with respect to the Corporation’s consolidated financial statements for the years ended December 31, 2019 and 2018.

KPMG LLP are the auditors of the Corporation and have confirmed with respect to the Corporation that they are independent within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulations.

ADDITIONAL INFORMATION

Additional information, including directors’ and officers’ remuneration and indebtedness (if any), principal holders of the Corporation’s securities, options to purchase securities and interests of insiders in material transactions, if applicable, is contained in the Corporation’s Management Proxy Circular in respect of the annual and special meeting of shareholders held on April 23, 2019.

Additional financial information is provided in the Corporation’s audited consolidated financial statements and management’s discussion and analysis relating thereto for the fiscal year ended December 31, 2019. These documents, as well as additional information relating to the Corporation, including any of the Corporation’s news releases, are also available on SEDAR at www.sedar.com.

 Annual Information Form 2019

 TFI International Inc.

Audit Committee Charter

Revised December 2018

PURPOSE

The primary function of the Audit Committee (the “Committee”) of TFI International Inc. (the “Corporation”) is to assist the Board of Directors (the “Board”) in fulfilling its oversight responsibilities by reviewing with its auditors: (a) the financial reports and other financial information provided by the Corporation to any governmental body or the public, being understood that the financial statements are the responsibility of management and that the Committee’s role is solely to assist the Board in fulfilling its oversight responsibilities; (b) the Corporation’s systems of internal controls regarding finance and accounting that management and the Board have established; and (c) the Corporation’s auditing, accounting and financial reporting processes generally.

All of the requirements in this Charter are qualified by the understanding that the role of the Committee is to act in an oversight capacity and is not intended to require a detailed review of the work performed by the external auditors unless specific circumstances are brought to its attention warranting such a review.

The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and it has direct access to the external and internal auditors as well as anyone in the organization. The Committee has the ability to retain, at the Corporation’s expense, specific advisors, consultants or experts it deems necessary in the performance of its duties.

COMPOSITION

The Committee shall be composed of three or more Directors as determined by the Board. At least the majority members of the Committee must be independent (must be free of any relationship to the Corporation that may interfere with the exercise of their independence from management and the Corporation).

All members of the Committee must be financially literate and shall possess an understanding of financial statements, including balance sheet, income statement and cash flow statement or be able to do so within a reasonable period of time after his or her appointment to the Committee. At least one member of the Committee shall have accounting or related financial management expertise, as the Board, in its business judgment, interprets such qualification.

The members of the Committee shall be appointed by the Board at the annual or any regular meeting of the Board. The members of the Committee shall serve until their successors shall be duly elected and qualified or their earlier resignation or removal. The Chair of the Committee shall be appointed by the Chairman of the Board. If a Chair is not elected by the full Board or is not present at a particular meeting, the members of the Committee may designate a Chair by majority vote of the Committee membership in attendance.

MEETINGS

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Committee should meet at least annually with management, the independent members, the internal and external auditors and as a Committee, in separate executive sessions, to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee, or at least the Chair, should meet with the external auditors and management quarterly, either in person or telephonically, to review the Corporation’s interim financial statements. The Committee Chair shall prepare and/or approve the agenda in advance of each meeting.

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 TFI International Inc.

RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties, the Committee shall perform the following:

Documents/Reports Review

a)	Review and reassess the adequacy of this Charter at least annually.

b)

Review and discuss with management and the external auditors the Corporation’s annual audited financial statements, quarterly financial results, Management Discussion and Analysis (“MD&A”) and draft audit related disclosures for proxy statements before the Corporation publicly discloses this information. This review and discussion should encompass the results of the audit, including significant issues regarding accounting principles, practices and judgments.

The Chair of the Committee may represent the entire Committee for purposes of this review, in case of emergency in the event the Committee is unable to meet.

c)

Review and discuss with management all significant issues surrounding corporate risk including insurance coverage, derivatives, information systems and cybersecurity, stress testing and environmental issues as required.

d)

Develop and review on an annual basis, or more frequently if appropriate, a Whistle Blower Policy and ensure that such policy is appropriate for the Corporation and complies with the applicable laws, regulations, and listing standards, and to recommend any changes as necessary to the Board. Upon the adoption of such rules, the Committee will oversee their enforcement.

e)	Review on an annual basis the Corporation pension plans performance.

External Auditors

a)	Recommend to the Board the selection of external auditors, considering independence and effectiveness and approve the fees and other compensation to be paid to the external auditors.

b)	Review and approve the Corporation’s hiring policies regarding partners, employees and former partners and employees of the present and former external auditors of the Corporation.

c)

Make clear that the external auditors for the Corporation are ultimately accountable to the Committee and the Board, that the Committee and Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the external auditors or to nominate the external auditor to be proposed for Shareholder approval in any proxy statement.

d)

Require the external auditors to submit on a periodic basis (but at least annually) to the Committee a formal written statement in accordance with Independence Standards delineating all relationships between them and the Corporation, actively engage in a dialogue with them with respect to any disclosed relationships or services that may impact their objectivity and independence, and recommend that the Board take appropriate action in response to the report of the external auditors to satisfy itself of the external auditors’ independence.

e)	Review the performance of the external auditors and approve any proposed discharge of the external auditors when circumstances warrant.

f)	Discuss with the external auditors their audit plan.

g)	Review and approve in advance all non-audit services performed by the Corporation’s duly appointed external auditing firm. Notwithstanding the foregoing:

 Annual Information Form 2019

 TFI International Inc.

i)

the audit committee may delegate to the chairman of the committee, the authority to pre-approve non-audit services to be performed by the Corporation’s duly appointed audit firm. The pre-approval of such non-audit services by chairman to whom authority has been delegated must thereafter be presented to the audit committee at its first scheduled meeting following such pre-approval.

ii)

If the amount to be paid by the Corporation to the Corporation’s duly appointed external auditing firm is less than seventy-five thousand dollars (CAD$75,000) for each specific mandate, up to an aggregate annual amount of all the non-audit services not more than One Hundred Fifty Thousand Dollars (CAD$150,000), such non-audit services are deemed to be pre-approved by the committee if they are approved by the CEO of the Corporation and provided that the services are promptly brought to the attention of the Corporation’s audit committee at its first scheduled meeting following such non-audit services are given.

iii)	The following non-audit services are strictly prohibited and shall in no circumstance be performed by the Corporation’s duly appointed external auditing firm:

Bookkeeping or other services related to the Corporation’s accounting records or financial statements;

Financial	information systems design and implementation;
Appraisal	or valuation services for financial reporting purposes;
Actuarial	services for items recorded in the financial statements;
Internal	audit outsourcing services;
Management	functions;
Human	resources;
Certain	corporate finance and other services;
Legal	services;
Certain	expert services unrelated to the audit.

h)	Resolution of disagreements between management and external auditors;

Internal Audit

a)	Review and concur in the appointment, replacement, reassignment or dismissal of the director of internal audit.

b)	Confirm and assure the independence of the internal auditor.

c)	Evaluate, in consultation the director of internal auditing, the audit scope and role of internal audit.

d)

In consultation with management and the external auditors, evaluate the effectiveness and independence of the Corporation’s internal audit function including the reporting relationship to the Committee and the compliance with the Committee charter.

e)	Review with the director of internal audit and management, the audit plan, activities, staffing and organizational structure of internal audit.

Financial Reporting Processes

a)

In consultation with management and the external auditors, consider the integrity of the Corporation’s financial reporting processes and controls and whether such controls are adequate. The Committee must be satisfied that the adequate procedures are in place for the review of the Corporation’s public disclosure of financial information extracted or derived from the Corporation’s financial statements (other than the

 Annual Information Form 2019

 TFI International Inc.

Corporation’s financial statements, MD&A and annual and interim profit or loss press releases), and periodically assess the adequacy of those procedures.

b)	Discuss significant financial reporting issues including off balance sheet arrangements and/or special purpose entities and the steps management has taken to monitor, control and report such issues.

c)	Review significant findings prepared by the external auditors together with management’s response.

d)	Prior to releasing the year-end earnings, discuss the results of the audit with the external auditors.

e)	Review the annual budget on an annual basis.

f)	Review and recommend the proposed dividend payouts on a quarterly basis.

g)	Discuss with the external auditors their judgments about the quality, not just the acceptability, of the Corporation’s accounting principles as applied in its financial reporting.

h)	Based on the review and discussions referred to previously, recommend to the Board that the audited financial statements be included in the Corporation’s Annual Report.

i)	Prepare a report of the Committee to be included in the Corporation’s Proxy Circular for its Annual Meeting.

Other

a)	The Committee will establish procedures for the receipt, retention and treatment of any complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters.

b)	The Committee will review the accounting principles and practices.

c)	The Committee will establish procedures for the confidential, anonymous submission by the employees of the Corporation of concerns regarding questionable accounting or auditing matters.

d)

Nothing in this Charter will, or be deemed to, decrease or modify any manner adverse to any member of the Committee, such member’s right to rely on statements and certifications made by Corporation’s officers, employees, agents, counsel, experts and auditors.

e)

Nothing in this charter will, or will be deemed to, adversely affect in any manner the rights of members of the Committee to indemnification and advancement of expenses under the Corporation’s By-Laws or under any contract, agreement, arrangement or understanding benefiting such member.

f)

Notwithstanding any other provision of this Charter, no provision of this Charter will, except to the extent required by applicable law, rule or regulation, be construed to create any duty, liability or obligation on the part of the Committee or its members.

The Committee relies on the expertise and knowledge of management and the public accounting firm in carrying out its oversight responsibilities. Management of the Corporation is responsible for determining that the Corporation’s financial statements are complete, accurate, and in accordance with generally accepted accounting principles. The public accounting firm is responsible for auditing the Corporation’s financial statements. It is not the duty of the Committee to plan or conduct audits, to determine that the financial statements are complete, accurate and are in accordance with generally accepted accounting principles, to conduct investigations, or to assure compliance with laws and regulations of the Corporation’s internal policies, procedures or controls.

 Annual Information Form 2019

 TFI International Inc.